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                                                                  EXHIBIT 11
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                              HEALTHSOURCE, INC.
                     COMPUTATION OF NET INCOME PER SHARE
                (amounts in thousands, except per share data)

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                                                       Years Ended December 31,
                                                       ------------------------
                                                   1995          1994          1993
                                                   ----          ----          -----
1. Net Income                                     $56,271       $39,044        $26,064

2. Preferred dividends                             (4,167)
                                                 --------      --------       --------
3. Net income applicable to common shareholders    52,104        39,044         26,064
                                                 ========      ========       ========

   COMPUTATION OF SHARES OUTSTANDING
   ---------------------------------

4. Average weighted common shares outstanding      62,983        61,696         53,312

5. Dilutive effect of stock options issued          1,212         1,122          1,020
                                                 --------      --------       --------
6. Average weighted common shares and share
   equivalents outstanding                         64,195        62,818         54,332
                                                 ========      ========       ========

NET INCOME PER SHARE (3/6):                      $   0.81      $   0.62       $   0.48
---------------------------


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